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                                                                    EXHIBIT 99.2

                       WESTINGHOUSE ELECTRIC CORPORATION
                              EARNINGS INFORMATION
                                 FIRST QUARTER
                                  (unaudited)

 (in millions except per share data)                  Three Months Ended
                                                           March 31
                                               --------------------------------
                                                 1997                    1996
                                               --------------------------------
Sales and operating revenues                    $2,223                  $1,883

Operating costs and expenses                    (2,353)                 (2,697)
                                                ------                  ------

Operating loss                                    (130)                   (814)

Other income and expenses, net                      34                    (146)

Interest expense                                  (114)                   (146)
                                                ------                  ------

Loss from Continuing Operations before
  income taxes and minority interest              (210)                 (1,106)

Income tax benefit                                  59                     384
  Effective tax rate                              28.2%                   34.7%

Minority interest                                   --                      (1)
                                                ------                  ------

Loss from Continuing Operations                   (151)                   (723)
                                                ------                  ------

Discontinued Operations, net of income taxes:
   Loss from Discontinued Operations                --                     (51)

   Estimated gain on disposal of Discontinued
       Operations                                   --                   1,018
                                                ------                  ------

Income from Discontinued Operations                 --                     967
                                                ------                  ------

Extraordinary item:
       Loss on early extinguishment of debt         --                     (63)
                                                ------                  ------

Net income (loss)                                ($151)                   $181
                                                ======                  ======

Average shares outstanding                         642                     439

Earnings (loss) per common share:
   Continuing Operations                        ($0.23)                 ($1.65)
   Discontinued Operations                       $0.00                   $2.20
   Extraordinary item                            $0.00                  ($0.14)
                                                ------                  ------

   Earnings (loss) per common share             ($0.23)                  $0.41
                                                ======                  ======